Exhibit 99.1

Verra Mobility Announces Fourth Quarter and Full Year 2022 Financial Results

•
Full year 2022 revenue of $741.6 million
•
Full year 2022 net income of $92.5 million
•
Full year 2022 cash flows from operations of $218.3 million

MESA, Ariz., March 1, 2023 – Verra Mobility Corporation (NASDAQ: VRRM), a leading provider of smart mobility technology solutions, announced today the financial results for the fourth quarter and full year ended December 31, 2022.

“We had a great finish to the year, exceeding the high end of our guidance and surpassing all other measures we were tracking,” said David Roberts, President and CEO, Verra Mobility. “Our strategy is aligned with the key macro trends across our portfolio. Travel demand by both consumers and businesses remains strong and cashless tolling continues to become more prevalent across the U.S. to help increase traffic efficiencies and reduce congestion. Furthermore, nationwide efforts to improve road safety are driving the need for investments in automated safety enforcement technology. We have tremendous momentum to start the year – our business fundamentals are strong, and we have a proven operating model to create significant value.”

Fourth Quarter 2022 Financial Highlights

•
Revenue: Total revenue for the fourth quarter of 2022 was $186.1 million, an increase of 9% compared to $170.0 million for the fourth quarter of 2021. Service revenue growth was 24% when compared to fourth quarter of 2021 due to increases in travel volume and related tolling activity in the Commercial Services segment, which grew 14%, and the growth in the Government Solutions segment, which increased 19% and was primarily driven by school zone speed expansion. T2 Systems contributed $15.1 million in service revenue, with no directly comparable amounts in the prior year as T2 Systems was acquired in December 2021.
•
Net income: Net income for the fourth quarter of 2022 was $28.2 million, or $0.13 per share based on 154.8 million diluted weighted average shares outstanding. Net income for the comparable 2021 period was $19.1 million, or $0.12 per share, based on 160.0 million diluted weighted average shares outstanding.
•
Adjusted Earnings Per Share (EPS): Adjusted EPS for the fourth quarter of 2022 was $0.25 per share compared to $0.24 per share for the fourth quarter of 2021.

•
Adjusted EBITDA: Adjusted EBITDA was $83.6 million for the fourth quarter of 2022 compared to $80.0 million for the same period last year. Adjusted EBITDA margin was 45% of total revenue for 2022 and 47% for 2021.

We report our results of operations based on three operating segments:

•
Commercial Services offers automated toll and violations management and title and registration solutions to rental car companies, fleet management companies and other large fleet owners.
•
Government Solutions delivers automated safety solutions to municipalities, school districts and government agencies, including services and technology that enable photo enforcement related to speed, red-light, school bus and city bus lane management.
•
Parking Solutions provides an integrated suite of parking software and hardware solutions to universities, municipalities, parking operators, healthcare facilities and transportation hubs in the United States and Canada.

Fourth Quarter 2022 Segment Detail

•
The Commercial Services segment generated total revenue of $81.6 million, a 14% increase compared to $71.5 million in the same period in 2021. Segment profit was $49.0 million, a 12% increase from $43.8 million in the prior year. The increases in revenue and profit resulted from increased travel volume and related tolling activity in 2022 compared to the prior period. The segment profit margin was 60% for 2022 and 61% for 2021.
•
The Government Solutions segment generated total revenue of $84.6 million, an 8% decrease compared to $92.0 million in the same period in 2021. The decrease compared to the prior year was mainly due to a decline in one-time product sales associated with the completion of the New York City school zone expansion, partially offset by recurring service revenue growth of 19% primarily from the same school zone speed program. The segment profit was $30.7 million in 2022 compared to $33.6 million in the prior year. The segment profit margin was 36% for 2022 and 37% for 2021.
•
The Parking Solutions segment generated total revenue of $19.9 million with no directly comparable amounts in the prior year as the T2 Systems acquisition was executed on December 7, 2021. The segment profit was $3.9 million with a profit margin of 20% for 2022.

Full Year 2022 Financial Highlights

•
Revenue: Total revenue for fiscal year 2022 was $741.6 million, an increase of 35% compared to $550.6 million for fiscal year 2021. Organic service revenue growth was 25% which was mainly due to increases in travel volume and related tolling activity in the Commercial Services segment, and the organic service revenue growth in the Government Solutions segment, which was 22%, driven by the school zone speed expansion. The Redflex and T2 Systems acquisitions contributed approximately $95 million to service revenue growth. In addition, product sales decreased in 2022 by $11.3 million compared to 2021 due to the completion of the New York City school zone speed camera installations.

•
Net income: Net income for fiscal year 2022 was $92.5 million, or $0.50 per share, based on 159.0 million diluted weighted average shares outstanding. Net income for the comparable 2021 period was $41.4 million, or $0.25 per share, based on 163.8 million diluted weighted average shares outstanding.
•
Adjusted EPS: Adjusted EPS for fiscal year 2022 was $1.02 per share compared to $0.79 per share for the fiscal year 2021.
•
Adjusted EBITDA: Adjusted EBITDA was $338.5 million for fiscal year 2022, compared to $270.9 million for year-to-date 2021. Adjusted EBITDA margin was 46% of total revenue for fiscal year 2022 and 49% for 2021.

Liquidity: As of December 31, 2022, cash and cash equivalents were $105.2 million, and we generated $218.3 million in cash flows from operations for 2022.

Share Repurchases:

In May 2022, our Board of Directors authorized a share repurchase program for up to an aggregate amount of $125.0 million of our outstanding shares of Class A common stock over a 12-month period in open market, accelerated share repurchases (“ASR”) or privately negotiated transactions, each as permitted under applicable rules and regulations.

We subsequently paid $50.0 million in May 2022 to repurchase outstanding shares of our Class A Common Stock through an ASR and received an initial delivery of 2,739,726 shares. The final settlement occurred in August 2022, at which time, we received 445,086 additional shares. In addition, during the second and third quarters, we paid $6.9 million and repurchased 445,791 shares of our Class A Common Stock through open market transactions. Our Board of Directors authorized a second ASR during the third quarter of 2022 for the remaining availability under the share repurchase program, and we paid $68.1 million in August 2022 and received an initial delivery of 3,300,000 shares of our Class A Common Stock. The final settlement occurred in November 2022, at which time we received 943,361 additional shares.

In November 2022, our Board of Directors authorized a new share repurchase program for up to an aggregate amount of $100.0 million of our outstanding shares of Class A common stock over an 18-month period in open market, ASR or privately negotiated transactions, each as permitted under applicable rules and regulations. The Company has not yet repurchased shares under this repurchase program.

Interest Rate Swap

In December 2022, we entered into a cancellable interest rate swap agreement to hedge our exposure to interest rate fluctuations associated with the LIBOR portion of the variable interest rate on our 2021 Term Loan. Under the interest rate swap agreement, we pay a fixed rate and the counterparty pays a variable interest rate which is net settled. The notional amount on the interest rate swap is $675 million. We have the option to terminate the interest rate swap agreement starting in December 2023, and monthly thereafter until December 2025, in the event interest rates decrease. Any changes in the fair value of the derivative instrument (including accrued interest) are recorded in the consolidated statements of operations within the gain on interest rate swap line item, and we recorded a $1.0 million gain for the year ended December 31, 2022.

2023 Full Year Guidance

Any guidance that we provide is subject to change as a variety of factors can affect actual operating results. Certain of the factors that may impact our actual operating results are identified below in the safe harbor language included within Forward-Looking Statements of this press release.

We are providing the following forward-looking guidance, which includes Adjusted EBITDA and Adjusted EPS, both non-GAAP financial measures (defined below):

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Total revenue of $780 million to $800 million
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Adjusted EBITDA of $360 million to $370 million
•
Adjusted EPS of $1.00 to $1.10
•
Free Cash Flow of $135 million to $155 million

We are not providing a quantitative reconciliation of Adjusted EBITDA or Adjusted EPS, both of which are included in our 2023 financial guidance above, in reliance on the "unreasonable efforts" exception for forward-looking non-GAAP measures set forth in SEC rules because certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated without unreasonable effort and expense. In this regard, we are unable to provide a reconciliation of forward-looking Adjusted EBITDA to GAAP net income (loss) as well as Adjusted EPS to net income (loss) per share, due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Due to the uncertainty of estimates and assumptions used in preparing forward-looking non-GAAP measures, we caution investors that actual results could differ materially from these non-GAAP financial projections.

Conference Call Details

Date: March 1, 2023

Time: 5:00 p.m. Eastern Time

U.S. and Canadian Callers Dial-in: 1-888-886-7786

Outside of U.S. and Canada Dial-in: 1-416-764-8658 for international callers with conference ID 68881102

Request a return call: Available by clicking on the following link and requesting a return call: callme.viavid.com

Webcast Information: Available live in the “Investor Relations” section of our website at http://ir.verramobility.com.

An audio replay of the call will also be available until 11:59 p.m. ET on March 15, 2023, by dialing 1-844-512-2921 for the U.S. or Canada, and 1-412-317-6671 for international callers and entering passcode 68881102. In addition, an archived webcast will be available in the “News & Events” section of the Investor Relations website at http://ir.verramobility.com.

About Verra Mobility

Verra Mobility is a leading provider of smart mobility technology solutions that make transportation safer, smarter and more connected. The Company sits at the center of the mobility ecosystem, bringing together vehicles, hardware, software, data and people to enable safe, efficient solutions for customers globally. Verra Mobility’s transportation safety systems and parking management solutions protect lives, improve urban and motorway mobility and support healthier communities. The Company also solves complex payment, utilization and compliance challenges for fleet owners and rental car companies. Headquartered in Arizona, Verra Mobility operates in North America, Europe, Asia and Australia. For more information, please visit www.verramobility.com.

Forward-Looking Statements

This press release contains forward-looking statements which address our expected future business and financial performance, and may contain words such as “goal,” “target,” “future,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “project,” “may,” “should,” “will” or similar expressions. Examples of forward-looking statements include, among others, statements regarding the benefits of our strategic acquisitions, changes in the market for our products and services, expected operating results, such as revenue growth, expansion plans and opportunities, and earnings guidance related to 2022 financial and operational metrics. Forward-looking statements involve risks and uncertainties and a number of factors could cause actual results to differ materially from those currently anticipated. These factors include, but are not limited to: (1) customer concentration in our Commercial Services and Government Solutions segments; (2) decreases in the prevalence of automated and other similar methods of photo enforcement, parking solutions or the use of tolling; (3) risks and uncertainties related to our government contracts, including but not limited to administrative hurdles, legislative changes, termination rights, audits and investigations; (4) decreased interest in outsourcing from our customers; (5) our ability to properly perform under our contracts and otherwise satisfy our customers; (6) the disruption to our business and results of operations as a result of the COVID-19 pandemic; (7) our ability to keep up with technological developments and changing customer preferences; (8) the success of our new products and changes to existing products and services; (9) our ability to successfully integrate our recent or future acquisitions; (10) failures in or breaches of our networks or systems, including as a result of cyber-attacks; and (11) other risks and uncertainties indicated from time to time in documents filed or to be filed with the Securities and Exchange Commission (the “SEC”) by Verra Mobility. This press release should be read in conjunction with the information included in our other press releases, reports and other filings with the SEC. Understanding the information contained in these filings is important in order to fully understand our reported financial results and our business outlook for future periods.

Additional Information

We periodically provide information for investors on our corporate website, www.verramobility.com, and our investor relations website, ir.verramobility.com.

We intend to use our website as a means of disclosing material non-public information and for complying with disclosure obligations under Regulation FD. Accordingly, investors should monitor our website, in addition to following our press releases, SEC filings and public conference calls and webcasts.

Non-GAAP Financial Measures

In addition to disclosing financial results that are determined in accordance with U.S. generally accepted accounting principles (“GAAP”), we also disclose certain non-GAAP financial information in this press release. These financial measures are not recognized measures under GAAP and are not intended to be, and should not be, considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. EBITDA, Adjusted EBITDA, Free Cash Flow, Adjusted Net Income, Adjusted EPS and Adjusted EBITDA Margin are non-GAAP financial measures as defined by SEC rules. These non-GAAP financial measures may be determined or calculated differently by other companies. As a result, they may not be comparable to similarly titled performance measures presented by other companies. Reconciliations of these non-GAAP measurements to the most directly comparable GAAP financial measurements have been provided in the financial statement tables included in this press release, and investors are encouraged to review the reconciliations.

We are not providing a quantitative reconciliation of Adjusted EBITDA included in our 2023 financial guidance above, in reliance on the “unreasonable efforts” exception for forward-looking non-GAAP measures set forth in SEC rules because certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated without unreasonable effort and expense. In this regard, we are unable to provide a reconciliation of forward-looking Adjusted EBITDA to GAAP net income, due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Due to the uncertainty of estimates and assumptions used in preparing forward-looking non-GAAP measures, we caution investors that actual results could differ materially from these non-GAAP financial projections.

We use these non-GAAP financial metrics to measure our performance from period to period both at the consolidated level as well as within our operating segments, to evaluate and fund incentive compensation programs and to compare our results to those of our competitors. In addition, we also believe that these non-GAAP measures provide useful information to investors regarding financial and business trends related to our results of operations and that when non-GAAP financial information is viewed with GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance. These non-GAAP measures have certain limitations as analytical tools and should not be used as substitutes for net income, cash flows from operations, earnings per share or other consolidated income or cash flow data prepared in accordance with GAAP.

EBITDA and Adjusted EBITDA

We define EBITDA as net income adjusted to exclude interest expense, net, income taxes, depreciation and amortization. Adjusted EBITDA further excludes certain non-cash expenses and other transactions that management believes are not indicative of our ongoing operating performance. EBITDA and Adjusted EBITDA, as defined, exclude some but not all items that affect our cash flow from operating activities.

Free Cash Flow

We define “Free Cash Flow” as cash flow from operations less capital expenditures.

Adjusted Net Income

We define “Adjusted Net Income” as net income adjusted to exclude amortization of intangibles and certain non-cash or non-recurring expenses.

Adjusted EPS

We define “Adjusted EPS” as Adjusted Net Income divided by the diluted weighted average shares for the period.

Adjusted EBITDA Margin

We define “Adjusted EBITDA Margin” as Adjusted EBITDA as a percentage of total revenue.

VERRA MOBILITY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except per share data)	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$105,204	$101,283
Restricted cash	3,911	3,149
Accounts receivable (net of allowance for credit losses of $15.9 million and $12.1 million at December 31, 2022 and 2021, respectively)	163,786	160,979
Unbilled receivables	30,782	29,109
Inventory	19,307	12,093
Prepaid expenses and other current assets	39,604	41,456
Total current assets	362,594	348,069
Installation and service parts, net	22,923	13,332
Property and equipment, net	109,775	96,066
Operating lease assets	37,593	38,862
Intangible assets, net	377,420	487,299
Goodwill	833,480	838,867
Other non-current assets	12,484	14,561
Total assets	$1,756,269	$1,837,056
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$79,869	$67,556
Deferred revenue	31,164	27,141
Accrued liabilities	48,847	38,435
Tax receivable agreement liability, current portion	4,994	5,107
Current portion of long-term debt	21,935	36,952
Total current liabilities	186,809	175,191
Long-term debt, net of current portion	1,190,045	1,206,802
Operating lease liabilities, net of current portion	33,362	34,984
Tax receivable agreement liability, net of current portion	50,900	56,615
Private placement warrant liabilities	24,066	38,466
Asset retirement obligation	12,993	11,824
Deferred tax liabilities, net	21,149	47,524
Other long-term liabilities	5,875	5,686
Total liabilities	1,525,199	1,577,092
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.0001 par value	—	—
Common stock, $0.0001 par value	15	16
Common stock contingent consideration	36,575	36,575
Additional paid-in capital	305,423	309,883
Accumulated deficit	(98,078)	(81,416)
Accumulated other comprehensive loss	(12,865)	(5,094)
Total stockholders' equity	231,070	259,964
Total liabilities and stockholders' equity	$1,756,269	$1,837,056

VERRA MOBILITY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
($ in thousands, except per share data)	2022	2021	2022	2021
Service revenue	$178,965	$144,846	$695,218	$492,846
Product sales	7,105	25,134	46,380	57,744
Total revenue	186,070	169,980	741,598	550,590
Cost of service revenue	4,694	1,713	16,330	5,337
Cost of product sales	5,294	14,247	30,932	29,809
Operating expenses	59,529	48,135	226,324	163,370
Selling, general and administrative expenses	40,220	37,155	163,133	123,407
Depreciation, amortization and (gain) loss on disposal of assets, net	34,293	31,995	140,174	116,801
Total costs and expenses	144,030	133,245	576,893	438,724
Income from operations	42,040	36,735	164,705	111,866
Interest expense, net	20,348	12,461	69,372	44,942
Change in fair value of private placement warrants	(9,267)	2,533	(14,400)	7,600
Tax receivable agreement liability adjustment	245	(2,677)	(720)	(1,016)
Gain on interest rate swap	(996)	—	(996)	—
(Gain) loss on extinguishment of debt	—	—	(3,005)	5,334
Other income, net	(3,287)	(3,590)	(12,654)	(12,895)
Total other expenses	7,043	8,727	37,597	43,965
Income before income taxes	34,997	28,008	127,108	67,901
Income tax provision	6,779	8,942	34,633	26,452
Net income	$28,218	$19,066	$92,475	$41,449
Other comprehensive (loss) income:
Change in foreign currency translation adjustment	8,069	(1,648)	(7,771)	(5,305)
Total comprehensive income	$36,287	$17,418	$84,704	$36,144
Net income per share:
Basic	$0.19	$0.12	$0.61	$0.26
Diluted	$0.13	$0.12	$0.50	$0.25
Weighted average shares outstanding:
Basic	149,227	155,953	152,848	159,983
Diluted	154,825	159,965	159,026	163,778

VERRA MOBILITY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended December 31,
($ in thousands)	2022	2021
Cash Flows from Operating Activities:
Net income	$28,218	$19,066
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	33,390	31,997
Amortization of deferred financing costs and discounts	1,350	1,316
Change in fair value of private placement warrants	(9,267)	2,533
Tax receivable agreement liability adjustment	245	(2,677)
Gain on interest rate swap	(996)	—
Credit loss expense	3,589	2,872
Deferred income taxes	(45)	(1,963)
Stock-based compensation	3,007	3,600
Impairment on a privately-held equity investment	1,340	—
Other	1,030	70
Changes in operating assets and liabilities:
Accounts receivable	8,161	20,388
Unbilled receivables	2,269	(2,098)
Inventory	(1,254)	2,425
Prepaid expenses and other assets	(4,099)	290
Deferred revenue	(1,700)	(5,226)
Accounts payable and other current liabilities	8,491	(6,040)
Other liabilities	(4,168)	(2,666)
Net cash provided by operating activities	69,561	63,887
Cash Flows from Investing Activities:
Acquisitions, net of cash and restricted cash acquired	—	(344,233)
Purchases of installation and service parts and property and equipment	(12,259)	(9,365)
Cash proceeds from the sale of assets	101	40
Net cash used in investing activities	(12,158)	(353,558)
Cash Flows from Financing Activities:
Borrowings on revolver	—	25,000
Borrowings of long-term debt	—	248,750
Repayment of long-term debt	(2,255)	(1,625)
Payment of debt issuance costs	(37)	(4,018)
Proceeds from exercise of stock options	337	47
Payment of employee tax withholding related to RSUs vesting	(3,452)	(4,767)
Net cash (used in) provided by financing activities	(5,407)	263,387
Effect of exchange rate changes on cash and cash equivalents	1,490	(476)
Net increase (decrease) in cash, cash equivalents and restricted cash	53,486	(26,760)
Cash, cash equivalents and restricted cash - beginning of period	55,629	131,192
Cash, cash equivalents and restricted cash - end of period	$109,115	$104,432

VERRA MOBILITY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(Unaudited)

	For the Year Ended December 31,
($ in thousands)	2022	2021
Cash Flows from Operating Activities:
Net income	$92,475	$41,449
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	138,684	116,753
Amortization of deferred financing costs and discounts	5,472	5,170
Change in fair value of private placement warrants	(14,400)	7,600
Tax receivable agreement liability adjustment	(720)	(1,016)
Gain on interest rate swap	(996)	—
(Gain) loss on extinguishment of debt	(3,005)	5,334
Credit loss expense	14,481	9,588
Deferred income taxes	(17,355)	(10,640)
Stock-based compensation	16,663	13,784
Impairment on a privately-held equity investment	1,340	—
Other	1,654	308
Changes in operating assets and liabilities:
Accounts receivable	(17,685)	14,946
Unbilled receivables	(1,936)	(7,753)
Inventory	(10,310)	2,798
Prepaid expenses and other assets	4,306	(5,097)
Deferred revenue	4,591	(3,966)
Accounts payable and other current liabilities	6,513	8,296
Other liabilities	(1,435)	(4,383)
Net cash provided by operating activities	218,337	193,171
Cash Flows from Investing Activities:
Acquisitions, net of cash and restricted cash acquired	—	(451,237)
Payment of contingent consideration	(647)	—
Purchases of installation and service parts and property and equipment	(48,186)	(24,998)
Cash proceeds from the sale of assets	241	265
Net cash used in investing activities	(48,592)	(475,970)
Cash Flows from Financing Activities:
Borrowings on revolver	—	25,000
Repayment on revolver	(25,000)	—
Borrowings of long-term debt	—	1,245,500
Repayment of long-term debt	(9,019)	(884,530)
Payment of debt issuance costs	(447)	(10,646)
Payment of debt extinguishment costs	—	(1,066)
Share repurchase and retirement	(125,071)	(100,000)
Proceeds from exercise of stock options	1,334	155
Payment of employee tax withholding related to RSUs vesting	(6,524)	(5,691)
Payment of contingent consideration	(205)	—
Net cash (used in) provided by financing activities	(164,932)	268,722
Effect of exchange rate changes on cash and cash equivalents	(130)	(2,383)
Net increase (decrease) in cash, cash equivalents and restricted cash	4,683	(16,460)
Cash, cash equivalents and restricted cash - beginning of period	104,432	120,892
Cash, cash equivalents and restricted cash - end of period	$109,115	$104,432

VERRA MOBILITY CORPORATION

ADJUSTED EBITDA RECONCILIATION (Unaudited)

	Three Months Ended December 31,		For the Year Ended December 31,
($ in thousands)	2022	2021	2022	2021
Net income	$28,218	$19,066	$92,475	$41,449
Interest expense, net	20,348	12,461	69,372	44,942
Income tax provision	6,779	8,942	34,633	26,452
Depreciation and amortization	33,390	31,997	138,684	116,753
EBITDA	88,735	72,466	335,164	229,596
Transaction and other related expenses (i)	(76)	3,842	3,381	13,952
Transformation expenses (ii)	604	220	1,113	1,688
Change in fair value of private placement warrants (iii)	(9,267)	2,533	(14,400)	7,600
Tax receivable agreement liability adjustment (iv)	245	(2,677)	(720)	(1,016)
Gain on interest rate swap (v)	(996)	—	(996)	—
(Gain) loss on extinguishment of debt (vi)	—	—	(3,005)	5,334
Stock-based compensation (vii)	3,007	3,600	16,663	13,784
Impairment on privately-held equity investment (viii)	1,340	—	1,340	—
Adjusted EBITDA	$83,592	$79,984	$338,540	$270,938

(i)
Transaction and other related expenses incurred in 2022 primarily related to T2 Systems acquisition, an acquisition-related adjustment recognized subsequent to the measurement period and other deal costs. Transaction and other related expenses incurred in the three and twelve months ended December 31, 2021 primarily related to costs associated with our Redflex and T2 Systems acquisitions and other deal costs, and certain costs for the debt offering of senior unsecured notes and refinancing the first lien term loan in March 2021.
(ii)
Transformation expenses consist of severance and other employee separation costs related to exit activities initiated during each respective period.
(iii)
This consists of adjustments to the private placement warrants liability from the re-measurement to fair value at the end of each reporting period.
(iv)
The tax receivable agreement liability adjustments in 2022 and 2021 are arising from lower estimated state tax rates due to changes in apportionment.
(v)
We recorded a $1.0 million gain related to the interest rate swap associated with mark-to-market adjustments from re-measuring to fair value at the end of the reporting period.
(vi)
The gain on extinguishment of debt in 2022 is related to the forgiveness of debt related to the Paycheck Protection Program loan assumed during the Redflex acquisition. The loss on extinguishment of debt in 2021 consists of a $4.0 million write-off of pre-existing deferred financing costs and discounts and $1.3 million of lender and third-party costs associated with the issuance of the 2021 first lien term loan.
(vii)
Stock-based compensation represents the non-cash charge related to the issuance of awards under the Verra Mobility Corporation 2018 Equity Incentive Plan.
(viii)
This relates to an impairment recorded during 2022 for a Redflex-related equity investment.

FREE CASH FLOW (Unaudited)

	For the Year Ended December 31,
($ in thousands)	2022	2021
Net cash provided by operating activities	$218,337	$193,171
Purchases of installation and service parts and property and equipment	(48,186)	(24,998)
Free cash flow	$170,151	$168,173

ADJUSTED EPS (Unaudited)

	Three Months Ended December 31,		For the Year Ended December 31,
(In thousands, except per share data)	2022	2021	2022	2021
Net income	$28,218	$19,066	$92,475	$41,449
Amortization of intangibles	25,132	23,086	106,161	89,944
Transaction and other related expenses	(76)	3,842	3,381	13,952
Transformation expenses	604	220	1,113	1,688
Change in fair value of private placement warrants	(9,267)	2,533	(14,400)	7,600
Tax receivable agreement liability adjustment	245	(2,677)	(720)	(1,016)
(Gain) loss on extinguishment of debt	—	—	(3,005)	5,334
Gain on interest rate swap	(996)	—	(996)	—
Stock-based compensation	3,007	3,600	16,663	13,784
Impairment on privately-held equity investment	1,340	—	1,340	—
Total adjustments before income tax effect	19,989	30,604	109,537	131,286
Income tax effect on adjustments	(8,855)	(10,762)	(40,423)	(43,646)
Total adjustments after income tax effect	11,134	19,842	69,114	87,640
Adjusted Net Income	$39,352	$38,908	$161,589	$129,089

Adjusted EPS	$0.25	$0.24	$1.02	$0.79
Diluted weighted average shares outstanding	154,825	159,965	159,026	163,778

(1) Beginning in the third quarter of 2022, we removed the (i) change in fair value of private placement warrants (ii) tax receivable agreement liability adjustment (iii) (gain) loss on extinguishment of debt and (iv) impairment on privately-held equity investment from total adjustments before income tax effect prior to applying our annual estimated effective income tax rate to calculate the income tax effect on adjustments. These discrete items are being removed because they do not impact taxable income. In addition, we began using our annual estimated effective tax rate in lieu of the period-to-date effective tax rate from our consolidated statements of operations, in calculating the income tax effect on total adjustments to net income. We believe that our annual estimated effective income tax rate provides investors a more meaningful effective tax rate than our period-to-date effective tax rate, which included the discrete items named above.

Investor Relations Contact

Mark Zindler

mark.zindler@verramobility.com